EXHIBIT 99.01






                                                    L.T. HOLDING CORP.
                                                    1013 CENTRE ROAD
                                                    SUITE 350
                                                    WILMINGTON, DELAWARE   19805






                                                    August 1, 1995



Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA   15222

Gentlemen:

          As an inducement and a condition to your execution of the Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, among Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent"), Group W Acquisition Corp., a New York corporation and an indirect wholly-owned subsidiary of Parent ("Sub"), and CBS Inc., a New York corporation (the "Company"), under which Sub will be merged (the "Merger") with and into the Company, L.T. Holding Corp., a Delaware corporation ("Shareholder") hereby agrees, subject to the last paragraph hereof, as follows:

          1. Shareholder shall vote, and cause to be voted, all shares of common stock of the Company (the "Company Shares") set forth opposite Shareholder's name on Schedule A hereto and all other Company Shares held of record or beneficially owned by Shareholder, whether issued, or hereafter acquired (collectively, the "Shares") in favor of the Merger. Moreover, in the event Parent elects to exercise its rights under the Merger Agreement to commence a cash tender offer (the "Tender Offer") for the Company Shares, Shareholder shall tender all Shares in the Tender Offer and shall not withdraw any of the Shares tendered pursuant to the Tender Offer.

          2. Shareholder shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares (including, without limitation, exercising any registration rights of Shareholder with respect to the Shares) or
(b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

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          Notwithstanding anything to the contrary contained herein, if the
Merger Agreement is terminated or if the Board of Directors of the Company withdraws its recommendation of the Merger Agreement and the Merger, Shareholder will have no further obligations under this letter agreement.

                                                   Very truly yours,

                                                   L.T. HOLDING CORP.



                                                   By: /s/ Daniel R. Butler
                                                       ------------------------
                                                       Name:   Daniel R. Butler
                                                       Title:  Secretary


Accepted and Agreed to this
2nd day of August, 1995.

WESTINGHOUSE ELECTRIC CORPORATION



By:  /s/ Michael Jordan
     --------------------
     Name: Michael Jordan
     Title:

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                              SCHEDULE A




Name and Address of Shareholder                  Number of Shares
- -------------------------------                  ----------------

L.T. Holding Corp.                                  10,987,285
1013 Centre Road
Suite 350
Wilmington, DE  19805

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